TWEEDY, BROWNE FUND INC.

TWEEDY, BROWNE COMPANY LLC

CODE OF ETHICS

I.	Introduction

This Code of Ethics (“Code”) establishes rules of conduct for “Covered Persons” (as defined herein) of Tweedy, Browne Fund Inc. (the “Fund”) and Tweedy, Browne Company LLC (the “Investment Adviser”), and is designed to govern the personal investment activities of Covered Persons.

A.	Applicability

“Covered Person” and “Advisory Person.” For purposes of this Code, “Covered Person” shall mean any of the following persons and “Advisory Person” means any of the persons described in items 1-3:

1.

Any director, officer or employee of the Investment Adviser or the Fund who in the ordinary course of his or her business makes, participates in or obtains current information regarding the purchase or sale of securities by the Fund or whose functions or duties as part of the ordinary course of his or her business relate to the making of any recommendation to the Fund regarding the purchase or sale of securities;

2.

Any natural person in a control relationship to the Investment Adviser or the Fund who obtains current information concerning recommendations made to the Fund with regard to the purchase or sale of a security;

3.	The Investment Adviser and any subsidiary or controlled affiliate thereof;

4.	Any director or officer of the Fund, regardless of whether such director or officer is an Advisory Person;

provided, however, that an employee of a service provider that is unaffiliated with the Fund’s Investment Adviser who is an officer of the Fund shall not be a Covered Person if such employee is covered by an appropriate code of ethics of the service provider.

For purposes of this Code, a person shall not be deemed to be an Advisory Person or a Covered Person simply by virtue of normally assisting in the preparation of public reports, but not receiving information about current recommendations or trading, or engaging in other ministerial activities.

“Advisory Person’s Account.” For purposes of this Code, an Advisory Person’s account includes all accounts in which one or more Advisory Persons and/or one or more members of the Advisory Person’s immediate family have a substantial proportionate economic interest or the ability to control the investment activities of the account. “Immediate family” includes an Advisory Person’s spouse and minor children living with the Advisory Person. A “substantial proportionate economic interest” will generally be 25% of the principal amount, in the case of any single Advisory Person, or 50% of the principal amount, in the case of accounts in which more than one Advisory Person have an interest, whichever is applicable.

“Security.” The term “security” shall not include the following exempt instruments:

1.	securities issued or guaranteed as to principal or interest by the United States government, its agencies or instrumentalities;

2.	bankers’ acceptances;

3.	bank certificates of deposit;

4.	commercial paper;

5.	high quality short-term debt instruments, including repurchase agreements[1]; and

6.

shares of open-end investment companies registered under the Investment Company Act of 1940, as amended (the “1940 Act”) (commonly referred to as “mutual funds”), other than mutual funds for which the Investment Adviser or an affiliate of Affiliated Managers Group, Inc. (“AMG”) serves as investment adviser or subadviser.[2]

B.	General Principles

Tweedy, Browne Company LLC’s success depends upon its reputation for integrity, quality and professionalism. Tweedy, Browne Company LLC values and seeks to protect the confidence and trust placed in it by its clients. This Code is designed to govern the personal securities investment and other business-related activities of Covered Persons and reflects the Investment Adviser’s fiduciary principles to (1) always place the interests of clients, including the Funds, first; (2) ensure that all personal securities investment and other business-related activities of its Covered Persons are consistent with this Code; and (3) avoid overreaching or inappropriate conduct by a Covered Person in connection with his or her personal securities investment and other business-related activities.

Under this Code, Covered Persons are prohibited from:

1.	Employing any device, scheme or artifice to defraud the Investment Adviser or the Fund;

2.

Making to the Investment Adviser or the Fund any untrue statement of a material fact or omitting to state to the Investment Adviser or the Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

3.	Engaging in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Investment Adviser or the Fund; or

4.	Engaging in any manipulative practice with respect to the Investment Adviser or the Fund.

[1]

The SEC staff will interpret “high quality short-term debt instrument” to mean any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized rating organization.

[2]	The Compliance Director or her designee will circulate a listing of all mutual funds for which AMG affiliates provide discretionary investment advisory services on a periodic basis.

II.	Restrictions on Personal Investing and Other Activities

A.	Prohibition on Certain Investing Activities

If Tweedy, Browne Global Value Fund, Tweedy, Browne Global Value Fund II – Currency Unhedged, Tweedy, Browne Value Fund or Tweedy, Browne Worldwide High Dividend Yield Value Fund (each also referred to herein as a “Fund,” as the context requires, and collectively the “Funds”) or any other client has a purchase or sale order pending, or the Investment Adviser has any such order under active consideration for the Funds or other clients, no Advisory Person may buy or sell the same security or any related security (such as an option, warrant or convertible security) for an Advisory Person’s account.

This restriction does not apply to (i) non-convertible fixed income securities rated at least “A,” (ii) municipal securities, (iii) mutual funds (including mutual funds advised or sub-advised by the Investment Adviser or an AMG affiliate); or (iv) transactions that are otherwise exempt from this prohibition. (Refer to Sections III.A. and B. hereof for information on transactions that are exempt from this prohibition. Refer to Section II.C. for applicable pre-clearance requirements.)

This prohibition may only be waived upon a written finding by a member of the Management Committee that the proposed purchase or sale of a security will not have any adverse impact on the ability of the Funds or other clients to purchase or sell the security or the price at which the Funds or other clients will be able to purchase or sell the security.

B.	Blackout Period

An Advisory Person may not purchase or sell any security for the account of any Advisory Person until seven (7) calendar days after the later of the most recent trade by any of the Funds in that security or any related security, or the withdrawal of a purchase or sale order for such security or any related security for the Funds.

This restriction does not apply to:

(i)

non-convertible fixed income securities rated at least “A”, municipal securities, and mutual funds (including mutual funds advised or sub-advised by the Investment Adviser or an AMG affiliate), in which case no blackout period applies;

(ii)	equity securities that are constituents of a designated index,[3] in which case shorter blackout periods may apply as set forth in the table below; or

[3]

Designated indices currently include the S&P 500 Index, the Nikkei 225 Index, the CAC 40 Index, the DAX Index, the SMI Index, the FTSE 100 Index, the Amsterdam Securities Index (AEX), the S&P/ASX 50 Index, the Straits Times Index, the IBEX 35 Index, the FTSE MIB Index, the OMX Stockholm 30 Index, the TOPIX 100 Index, and the Hang Seng Index, or any successor index thereof; or any other index designated by the Management Committee and the Compliance Director as being composed entirely of securities whose public float and historical liquidity make it extremely unlikely that purchases and sales of any of the securities on such index by any Advisory Person would have an adverse impact on the ability of the Funds to purchase or sell such securities or the price at which the Funds will be able to purchase or sell such securities.

(iii)

transactions that are otherwise exempt from this blackout requirement. (Refer to Sections III.A. and B. hereof for information on transactions that are exempt from this requirement. Refer to Section II.C. for applicable pre-clearance requirements.)

This blackout requirement may only be waived upon a written finding by a member of the Management Committee that the proposed purchase or sale of a security will not have any adverse impact on the ability of the Funds to purchase or sell the security or the price at which the Funds will be able to purchase or sell the security.

For securities that are constituents of a designated index, the following shorter blackout periods apply:

Market Capitalization	Blackout Period
$1B or more	1 day
Less than $1B	3 days

C.	Pre-Clearance of Personal Securities Transactions and Securities Accounts

Pre-Clearance of Personal Securities Transactions.

Subject to the prohibitions and blackout periods discussed in Section II.A. and B, above, an Advisory Person may buy or sell a security for an Advisory Person’s account if (i) the Advisory Person obtains prior approval from a member of the Management Committee, the Adviser’s Chief Compliance Officer or the Fund’s Chief Compliance Officer (see Section IV for details of the prior approval process), which has not been rescinded prior to execution of the transaction; and (ii) the approved transaction is completed on the trading day for which approval is received. Purchases, sales and exchanges of mutual fund shares (other than shares of the Funds) do not require pre-clearance. Private placements are subject to different pre-clearance requirements, discussed below in Section II.E.

Pre-Clearance of Securities Accounts.

All security accounts of Advisory Persons (other than those which invest solely in exempt instruments, as described in Section I.A above, and in mutual funds advised or subadvised by an AMG affiliate) must be held at one or more designated brokerage firms and subjected to electronic monitoring. These accounts must also be pre-cleared with the Legal and Compliance Department prior to opening. Advisory Persons must also arrange for duplicate confirmations and account statements relating to these accounts to be provided to the Investment Adviser’s Legal and Compliance Department.4

[4]	Investments in the Funds require pre-clearance, as discussed in Section IV., below, and are subject to duplicate confirmation and statement requirements.

Security accounts over which an Advisory Person has no direct or indirect control are also subject to pre-clearance requirements. Such accounts may be excepted from the designated brokerage firm and electronic monitoring requirement only upon review and approval by a Managing Director, the Adviser’s Chief Compliance Officer or the Fund’s Chief Compliance Officer. Subject to receiving appropriate pre-clearance for the account, transactions in accounts over which an Advisory Person has no direct or indirect control are generally exempt from trading restrictions, blackout periods and transaction pre-clearance requirements, as described in Section III.A.4 hereof.

Exceptions to these pre-clearance policies may only be made with the written consent of a member of the Management Committee and the Adviser’s Chief Compliance Officer.

D.	Initial Public Offerings

No Advisory Person shall acquire securities in an initial public offering for an Advisory Person’s account. No waiver of this prohibition may be granted.

E.	Private Placements

A purchase or sale of securities that are not publicly traded must have written consent from a member of the Management Committee and the Adviser’s Chief Compliance Officer. Such approval will not be granted unless the Advisory Person provides full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of such person’s activities on behalf of the Fund) and the member of the Management Committee and the Adviser’s Chief Compliance Officer conclude that the Fund would have no foreseeable interest in investing in such security.

F.	Gifts

No Advisory Person shall give or accept any gift or other item of more than de minimis value (generally $100) to or from any person or entity that does business with or on behalf of the Firm or the Funds. This policy does not prohibit the gift or receipt of an occasional meal, a ticket to a sporting event or the theater, or comparable entertainment that is neither so frequent nor so extensive as to raise any question of propriety, as long as the person providing the entertainment is present. All Investment Adviser personnel are required to report any gifts, gratuities or entertainment given or received annually to the Legal and Compliance Department. Personal gifts not intended to facilitate any business relationship are exempt from the provisions of this Section II.F.

G.	Political Contributions

In addition, the Investment Adviser has adopted separate Pay-to-Play Policies and Procedures in accordance with Rule 206(4)-5 under the Advisers Act which govern political contributions made by certain Investment Adviser personnel covered by that rule. A copy of those policies and procedures has been provided to all employees covered by that rule.

H.	Service as a Director

No Advisory Person shall serve on the board of directors or trustees of a publicly traded company without prior authorization from the Adviser’s Chief Compliance Officer and at least two members of the Management Committee, based upon a determination that such service would not be inconsistent with the interests of the Fund and its shareholders.

III.	Exempt Transactions

A.

Notwithstanding any other provisions of this Code to the contrary, Advisory Persons shall not be prohibited from, subject to a blackout period with respect to, or required to obtain prior approval for the following:

1.	reinvestments of dividends;

2.	participation on an on-going basis in an issuer’s stock purchase plan;

3.

any transaction in an account over which no Advisory Person has any direct or indirect influence or control (subject to such account having been reviewed and approved as set forth in Section II.C. hereof); or

4.

any purchase, sale or exchange in the secondary market on any one calendar day of no more than 100 shares of any freely tradable security (other than a security on the Adviser’s restricted list[5] or a mutual fund advised or subadvised by the Investment Adviser) or any derivative security with respect to no more than 100 shares of any such security.

B.

In addition, Advisory Persons shall not be prohibited from or subject to a blackout period with respect to (but are required to pre-clear) any purchase or sale of common equity securities of any issuer, as long as (i) all such purchases or sales of that issuer on any particular trading day by all Advisory Persons relying on this Section III.B exemption, in the aggregate, do not exceed 1% of the average daily trading volume (“ADTV”) of that security over the past 30 calendar days; and (ii) any order governed by this exemption is entered either (a) as a market order; or (b) in the case of a limit order, at a price no higher than the then-current bid (in the case of a purchase) or lower than the then-current offer (in the case of a sale). Approval of such securities transactions is at the discretion of the member of the Management Committee, the Adviser’s General Counsel, Chief Compliance Officer or Associate General Counsel, or the Fund’s Chief Compliance Officer reviewing the Trading Approval Form.

IV.	Prior Approval Procedures

1.

The Trading Approval Form, attached as Exhibit A (or, in the case of the Funds, the Mutual Fund Trading Form, available from the Mutual Fund Coordinator or the Legal and Compliance Department), must be completed and submitted to a member of the Management Committee, the Adviser’s General Counsel, Chief Compliance Officer or Associate General Counsel, or the Fund’s Chief Compliance Officer for approval prior to entering a trade order for any security that requires pre-clearance hereunder.

[5]

The restricted securities list is maintained by the Legal and Compliance Department and distributed to all employees whenever it is updated. As of the date of this Code of Ethics, only Affiliated Manager’s Group, Inc. (AMG) is a restricted security.

2.

After reviewing the Funds’ investment interest, trading and anticipated cash flows, the member of the Management Committee, the Adviser’s General Counsel, Chief Compliance Officer or Associate General Counsel, or the Fund’s Chief Compliance Officer shall approve (or disapprove) an Advisory Person’s trading request as expeditiously as possible.

3.

Once an Advisory Person’s trading request is approved, the approval form shall be forwarded to the Legal and Compliance Department, and the Advisory Person may place the trade. If the Advisory Person’s trading request is not approved, or is not executed on the trading day for which it is approved, such trading request may be resubmitted at a later date.

4.

In no case may a member of the Management Committee, the Adviser’s General Counsel, Chief Compliance Officer or Associate General Counsel, or the Fund’s Chief Compliance Officer (each, a “Designated Person”) approve his or her own trading. Each must instead obtain approval from another Designated Person.

5.

Generally, approval will not be granted for redemptions or exchanges of shares of a Fund held for less than 90 days by any Advisory Person. For purposes of determining the 90-day holding period, a last in/first out (“LIFO”) method is used. Automatic reinvestments of dividends and distributions are disregarded for this purpose.

V.	Quarterly Transaction Reporting

A.

Covered Persons Who are Not Advisory Persons (including Independent Directors). All Covered Persons shall submit to the Investment Adviser’s Legal and Compliance Department a quarterly report, in the form attached hereto as Exhibit B or another format acceptable to the Legal and Compliance Department, showing all securities transactions in which the person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership interest.[6] However, each director who is not an “interested person” (as defined under the 1940 Act) (each, an “Independent Director”) of the Funds is required to file a report only for a transaction where he knew (or, in the ordinary course of fulfilling his official duties as a director, should have known) at the time of the transaction that, during the 15-day period immediately preceding or after the date of the transaction, such security is or was purchased or sold, or considered for purchase or sale, by a Fund. No report is required if the Covered Person had no direct or indirect influence or control over the transaction.

B.

Advisory Persons. All Advisory Persons shall be required to submit a quarterly report, in the form attached hereto as Exhibit B, showing all securities transactions in which the Advisory Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership. No report is required if the Advisory Person had no direct or indirect influence or control over the transaction.

C.

Timing of Reports. All Covered Persons (including Independent Directors and all Advisory Persons) are required to file a report no later than thirty (30) days after the end of each calendar quarter. No report is required if the Advisory Person had no direct or indirect influence or control over the transaction.

[6]	See the attached Exhibit C for the definition of “Beneficial Ownership.”

D.

Qualifications. Any report submitted to comply with the requirements of this Section V may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

E.

Brokerage Statements. No report is required if the report would duplicate information contained in brokerage statements or trade confirmations received by the Investment Adviser prior to the thirtieth day after the end of the applicable calendar quarter.

VI.	Additional Reporting and Certification Procedures

A.	Disclosure of Personal Holdings –Initial and Annual Holdings Reports

Initial Holdings Report.    No later than 10 days after a person becomes an Advisory Person, the following information (which may consist of copies of most recent brokerage account statements) shall be submitted to the Adviser’s Chief Compliance Officer or her designee:

1.	The title, number of shares and principal amount of all securities owned directly or indirectly by the Advisory Person when the Advisory Person became an Advisory Person;

2.

The name of any broker, dealer or bank with whom the Advisory Person maintained an account in which any securities were held for the benefit of the Advisory Person as of the date the person became an Advisory Person; and

3.	The date that the report is submitted by the Advisory Person.

Annual Holdings Report.    Each Advisory Person shall submit to the Adviser’s Chief Compliance Officer or her designee the information listed in VI.A.1, 2 and 3 above on an annual basis, which information shall not be more than 45 days old at the time such report is submitted.7

B.	Annual Certification

Annually, each Covered Person must certify that he or she has read and understood and recognizes that he or she is subject to the Code. In addition, annually each Covered Person must certify that he or she has disclosed or reported all personal securities transactions required to be disclosed or reported under the Code.8 Such certifications are maintained by the Legal and Compliance Department.

[7]

The receipt by the Compliance Director of duplicate brokerage statements and confirmations received prior to the 30th day after the end of each calendar quarter will be deemed to serve as compliance with this requirement.

[8]

The receipt by the Compliance Director of duplicate brokerage statements and confirmations received prior to the 30th day after the end of each calendar quarter will be deemed to serve as compliance with the requirement to disclose or report all personal securities transactions.

C.	Board and Management Committee Reporting

At least annually, in the case of Items 1 and 2 below, or quarterly, in the case of Items 3 and 4 below, the Adviser’s Chief Compliance Officer or her designee shall report to the Management Committee and to the Fund’s Board of Directors:

1.	All existing procedures concerning Covered Persons’ personal trading activities (“personal trading procedures”) and any procedural changes made during the past year;

2.	A description of issues that arose under the Code or the personal trading procedures during the previous year or any recommended changes to the Code or the personal trading procedures;

3.	Any material violations which occurred during the past quarter and sanctions imposed in response to the material violations; and

4.	Any exceptions to any provisions of this Code (as determined under Section VIII below) granted during the past quarter.

D.	Certification of Adequacy

The Fund and the Investment Adviser shall provide to the Board of Directors of the Fund, no less frequently than annually, a written certification that each has adopted procedures reasonably necessary to prevent Covered Persons from violating the Code.

VII.	Sanctions

Upon discovering that an Advisory Person has not complied with the requirements of this Code, the Adviser’s Chief Compliance Officer shall submit her findings to a member of the Management Committee. The Management Committee may impose on the Advisory Person whatever sanctions the Management Committee deems appropriate, including, among other things, disgorgement of profit, censure, suspension or termination of employment. The sanction taken shall be reported to the Fund’s Board of Directors in conjunction with Section VI.C.3 hereof.

VIII.	Exceptions

The Adviser’s Chief Compliance Officer and each member of the Management Committee reserve the right to grant, on a case-by-case basis, additional exceptions to any provisions of this Code. Any such exceptions will be maintained in writing by the Adviser’s Chief Compliance Officer or her designee and reported to the Management Committee and to the Fund’s Board of Directors at its next regularly scheduled meeting.

IX.	Recordkeeping

This Code, a copy of each report by a Covered Person, any written report made hereunder by the Fund’s Investment Adviser or the Adviser’s Chief Compliance Officer, and lists of all persons required to make reports, shall be preserved with the Fund’s records for the period required by Rule 17j-1.

X.	Confidentiality

All information obtained from any Covered Person hereunder shall be kept in strict confidence, except to the extent (i) reports are required to be made hereunder or required to be made available to the Securities and Exchange Commission or any other regulatory or self-regulatory organization; or (ii) the Funds or the Investment Adviser are otherwise legally required to disclose the information.

XI.	Other Laws, Rules and Statements of Policy

Nothing contained in this Code shall be interpreted as relieving any Covered Person from acting in accordance with the provision of any applicable law, rule or regulation or any other statement of policy or procedure governing the conduct of such Covered Person adopted by the Investment Adviser.

XII.	Violations Reported to the Adviser’s Chief Compliance Officer

All violations of this Code must be promptly reported by Covered Persons to the Adviser’s Chief Compliance Officer and the Fund’s Chief Compliance Officer.

XIII.	Amendments

Any material change to this Code must be approved by the Board of Directors of the Fund (including a majority of the Independent Directors) within six months of such change.

XIV.	Further Information

Questions regarding the applicability of the provisions of this Code generally or in connection with any particular transaction should be directed to the Adviser’s Chief Compliance Officer.

Amended and Restated March 21, 2017

Exhibit A

TRADING APPROVAL FORM

Please refer to the Code of Ethics for applicable rules.

Employee:

Title of Account/Account No.:

Security:

Number of Shares:

— check here if this number represents less than 1% of the Average Daily Trading volume in this stock over the last 30 calendar days and you wish to rely on the exemption provided in Section III.B of the Code of Ethics.

By checking above, you certify that, if this trade is approved, you will enter the order either (a) as a market order; or (b) in the case of a limit order, at a price no higher than the then-current bid (in the case of a purchase) or lower than the then-current offer (in the case of a sale).

Buy or Sell:

Price:

Market Cap:

Foreign:	Domestic:

If you are requesting approval to buy or sell (i) more than 100 shares of a security or (ii) more than 1% of the average daily trading volume in a security over the last 30 calendar days, the following information on the following page must also be filled out completely prior to submission for pre-clearance.

Is the security a component of one of the following designated indices?

Yes	No

Designated indices currently include S&P 500 Index, the Nikkei 225 Index, the CAC 40 Index, the DAX Index, the SMI Index, the FTSE 100 Index, the Amsterdam Securities Index (AEX), the S&P/ASX 50 Index, the Straits Times Index, the IBEX 35 Index, the FTSE MIB Index, the OMX Stockholm 30 Index, the TOPIX 100 Index, and the Hang Seng Index.

Securities that are components of a designated index are subject to the following blackout periods surrounding Fund activity in the security:

Market Capitalization	Blackout Period
$1B or more	1 day
Less than $1B	3 days

All other securities are subject to a 7-day blackout period surrounding Fund activity.

Is there a pending purchase/sale order, or is the security under active consideration for a Fund or any other client?

Yes	No

Has any Fund purchased, sold, or withdrawn a purchase or sale order for the security within the last 7 days?

Yes	No

If yes, please provide the name of the Fund and the date of the last purchase, sale or withdrawal of a purchase or sale order.

Approved:

Disapproved:

Date:

Exhibit B

TWEEDY, BROWNE FUND INC.

TWEEDY, BROWNE COMPANY LLC

SECURITIES TRANSACTION REPORT

FOR THE CALENDAR QUARTER ENDED
(mo./day/yr.)

1. During the quarter referred to above, the following transactions were effected in securities of which I had, or by reason of such transaction acquired, direct or indirect beneficial ownership, and which are required to be reported pursuant to the Fund’s Code of Ethics:

Security and CUSIP No.	Date of Transaction	Nature of Transaction (Purchase, Sale, Gift, Other)	Number of Shares or Principal Dollar Amount of Transaction	Price/Unit	Broker/Dealer or Bank Through Whom Effected

This report excludes (i) transactions with respect to which I had no direct or indirect influence or control; (ii) transactions not required to be reported per the Fund’s Code of Ethics; and (iii) transactions already reported by a means permitted by the Code of Ethics. This report is not an admission that I have or had any direct or indirect beneficial ownership in the securities listed above.

2. (Not applicable to Non-Interested Directors) During the quarter referred to above, the following are new accounts with all brokers, dealers or banks with which I hold securities, whether or not transactions in such securities are reportable under the Fund’s Code of Ethics:

Name of Broker/Dealer or Bank	Account Number

Date:	Signature:

Exhibit C

BENEFICIAL OWNERSHIP

For purposes of the attached Code of Ethics, “beneficial ownership” shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities that a Covered Person has or acquires. The term “beneficial ownership” of securities would include not only ownership of securities held by a Covered Person for his own benefit, whether in bearer form or registered in his name or otherwise, but also ownership of securities held for his benefit by others (regardless of whether or how they are registered) such as custodians, brokers, executors, administrators, or trustees (including trusts in which he has only a remainder interest), and securities held for his account by pledges, securities owned by a partnership in which he is a member if he may exercise a controlling influence over the purchase, sale or voting of such securities, and securities owned by any corporation or similar entity in which he owns securities if the shareholder is a controlling shareholder of the entity and has or shares investment control over the entity’s portfolio.

Ordinarily, this term would not include securities held by executors or administrators in estates in which a Covered Person is a legatee or beneficiary unless there is a specified legacy to such person of such securities or such person is the sole legatee or beneficiary and there are other assets in the estate sufficient to pay debts ranking ahead of such legacy, or the securities are held in the estate more than a year after the decedent’s death.

Securities held in the name of another should be considered as “beneficially” owned by a Covered Person where such person enjoys “financial benefits substantially equivalent to ownership.” The Securities and Exchange Commission has said that although the final determination of beneficial ownership is a question to be determined in the light of the facts of the particular case, generally a person is regarded as the beneficial owner of securities held in the name of his or her spouse and their minor children. Absent special circumstances such relationship ordinarily results in such person obtaining financial benefits substantially equivalent to ownership, e.g., application of the income derived from such securities to maintain a common home, or to meet expenses that such person otherwise would meet from other sources, or the ability to exercise a controlling influence over the purchase, sale or voting of such securities.

A Covered Person also may be regarded as the beneficial owner of securities held in the name of another person, if by reason of any contract, understanding, relationship, agreement, or other agreement, he obtains therefrom financial benefits substantially equivalent to those of ownership.

A Covered Person also is regarded as the beneficial owner of securities held in the name of a spouse, minor children or other person, even though he does not obtain therefrom the aforementioned benefits of ownership, if he can vest or revest title in himself at once or at some future time.